Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS FIRST QUARTER FISCAL 2015 RESULTS;

First Quarter Net Sales of $725 Million; Diluted EPS of $0.75

Maintains Full Year Constant Currency Guidance and Provides Second Quarter Guidance

Richardson, TX. May 5, 2015 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fiscal quarter ended April 4, 2015.  Results for the first quarter of fiscal 2015 included thirteen weeks compared to a fourteen week period in fiscal 2014.  In the first quarter of fiscal 2015, the translation impact from the strengthening of the U.S. dollar negatively impacted net sales by $45.2 million and reduced diluted EPS by $0.13.  On a constant currency basis and excluding the additional week, first quarter net sales increased 5%.

First Quarter Fiscal 2015 Revenue Summary

In the first quarter of fiscal 2015, reported worldwide net sales decreased 7% or $51.4 million driven by the negative impact of changes in foreign currency and an extra week in the first quarter of fiscal 2014.  The following table provides a summary of net sales performance compared to the first quarter of fiscal 2014.

	Reported	Constant Currency &
	Results (1)	Comparable Calendar (2)
Total Company	-7%	+5%
Americas	-4%	+3%
Europe	-10%	+9%
Asia	-7%	+4%

Watches	-8%	+3%
Leathers	-7%	+4%
Jewelry	+11%	+30%

(1)         Includes impacts from currency; 13 weeks ended April 4, 2015 compared to the 14 weeks ended April 5, 2014.

(2)         Eliminates the effect of the stronger U.S. dollar in fiscal 2015 and the Company’s estimate of the extra week in the first quarter of fiscal 2014 to give investors a better understanding of the underlying trends within the business. See the table at the end of this release for a reconciliation of the Company’s constant currency and comparable calendar results to its GAAP results.

The Company reported net income for the first quarter of fiscal 2015 of $38.1 million compared to $66.3 million for the first quarter of fiscal 2014.  Diluted earnings per share were $0.75, compared to $1.22 per diluted share for the first quarter of fiscal 2014.  In constant currency, diluted earnings per share for the first quarter of fiscal 2015 were $0.88, including a restructuring charge of $0.16 per diluted share.  The favorable EPS impact of the comparable 5% sales growth and a lower share base were more than offset by higher operating expenses.  First quarter expense growth reflects the Company’s strategy to increase marketing and brand building activities in 2015 and also reflects the impact of store and infrastructure investments that were made in 2014.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “With our first quarter complete, we feel we are on track to achieve our goals for the year.  Our diversified global operating platform and powerful brands continued to serve us well, leading to first quarter net sales and overall performance that were in line with our current financial expectations.  During the quarter, watches drove our performance, we continued to expand our international presence with strong growth in Europe and we delivered positive comparable store sales in our retail stores.  We continue to focus our resources on growth driving investments including demand creation for our FOSSIL®and SKAGEN® brands and our multi-brand watch portfolio along with connected accessories, while also optimizing our operating structure and returning capital to our shareholders.”

Mr. Kartsotis concluded, “We remain very optimistic about our future, even while experiencing some near-term headwinds.  Our numerous strategic advantages position us well to gain long-term market share in our growing industry.  We remain committed to our 2015 priorities to invest in our owned brands, develop our digital capabilities and advance our initiatives in connected accessories, while continuing to drive our category leadership with our world class portfolio of licensed brands. We expect that 2015 will be another year of significant accomplishments towards our overarching objective to deliver sustained growth and make investments that deliver solid returns for our shareholders over the long-term.”

Operating Results

During the first quarter of fiscal 2015, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $45.2 million, operating income by $15.7 million and earnings per share by $0.13.  Additionally, results for the first quarter of fiscal 2015 included thirteen weeks compared to a fourteen week period in fiscal 2014, which impacted the Company’s reported net sales comparisons by approximately $45 million.  Results also reflect updated reporting segments aligned with how the Company evaluates the performance of its business segments.  A table included at the end of this release includes restated fiscal 2014 results reflective of the updated reporting structure, which now includes regional disclosure based on sales to customers in all channels within the geographic location.

First quarter 2015 worldwide net sales decreased 7% or $51.4 million.  On a constant currency and comparable calendar basis, sales increased 5%, reflecting sales growth in Europe, Asia and the Americas as well as all product categories and increases in the SKAGEN® and FOSSIL® brands compared to last fiscal year.

Net sales in the Americas decreased 4% or $16.0 million.  On a constant currency and comparable calendar basis, sales increased 3% compared to the first quarter of fiscal 2014, with significant growth in jewelry, an increase in leathers and watches flat to last fiscal year.

Net sales in Europe decreased 10% or $26.1 million.  On a constant currency and comparable calendar basis, sales increased 9% compared to the first quarter of fiscal 2014, with increases in all product categories compared to last year, led by jewelry and watches.  Within the region, Germany, France and the United Kingdom performed strongest.

Net sales in Asia decreased 7% or $9.3 million.  On a constant currency and comparable calendar basis, sales increased 4% compared to the first quarter of fiscal 2014, with increases in all product categories compared to last year, led by leathers and watches.  Within the region, Japan, Australia and India performed strongest, while the business in South Korea remained challenging.

Global retail comps for the first quarter of fiscal 2015, based on a thirteen week calendar, increased 2% compared to the first quarter of fiscal 2014.  Comparable sales gains in the Americas and Europe were partially offset by a decline in Asia.  Comparable sales gains in leathers and watches were partially offset by a decline in jewelry.

During the first quarter of fiscal 2015, gross margin decreased 180 basis points to 55.3%, driven primarily by changes in foreign currencies.  The favorable impact of regional distribution mix and the Company’s initial 2014 price initiatives offset the impact of continued outlet promotions.

The Company’s operating expenses increased during the first fiscal quarter, primarily due to the impact of restructuring costs of $12.1 million, marketing and brand building expenses and the impact of 2014 store and international infrastructure additions, partially offset by the impact of foreign currency changes, the extra week in fiscal 2014 and a reduction in corporate infrastructure expenses.  These factors also resulted in a 390 basis point increase in the operating expense rate to 47.5%.

Operating income for the first quarter of fiscal 2015 decreased to $56.2 million, compared to the prior fiscal year first quarter as the impact of the comparable 5% sales increase was more than offset by higher operating expenses, restructuring charges and the unfavorable impact of currencies.  Operating margin decreased to 7.7% compared to 13.5% in the prior year, driven primarily by the planned higher expense rate along with a 160 basis point impact from changes in foreign currencies.

During the fiscal first quarter, interest expense increased $0.5 million to $4.2 million and other income increased $7.5 million to $7.2 million as a result of net gains on foreign currency contracts and account balances.

The Company’s effective income tax rate in the first quarter of fiscal 2015 and fiscal 2014 was 31.3%.

Share Repurchase

During the first quarter of fiscal 2015, the Company invested $115 million to repurchase 1.3 million shares of its common stock at an average price of $88 per share.  As of April 4, 2015, the Company had $944 million remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance

For fiscal 2015, the Company continues to expect that its results will be significantly negatively impacted by foreign currency changes as well as restructuring charges.  While the Company is maintaining its full year fiscal 2015 guidance on a constant dollar basis, it has updated its full year fiscal 2015 guidance to reflect continued currency volatility.

GAAP Guidance

For fiscal 2015, given continued currency volatility, the Company now expects:

•                  Net sales to be in the range of a 4% decrease to a 1% increase

•                  Operating margin in a range of 11.5% to 13.0%

•                  Diluted earnings per share in a range of $5.25 to $6.05

For the second quarter of fiscal 2015, the Company expects:

•                  Net sales to decrease in the range of 3.0% to 0.5%

•                  Operating margin in a range of 8.0% to 9.0%

•                  Diluted earnings per share in a range of $0.80 to $0.91

Adjusted Guidance

The Company also provided an estimate of its guidance in constant dollars, excluding both the impact of fiscal 2015 restructuring charges as well as the sales impact from the extra week in fiscal 2014:

For fiscal 2015, adjusted guidance is:

•                  Net sales to increase in the range of 3% to 7%

•                  Operating margin in a range of 15.2% to 16.0%

•                  Diluted earnings per share in a range of $7.00 to $7.60

For the second quarter of fiscal 2015, adjusted guidance is:

•                  Net sales to increase in the range of 4% to 6%

•                  Operating margin in a range of 11.5% to 12.5%

•                  Diluted earnings per share in a range of $1.18 to $1.29

In determining its adjusted guidance, the Company estimated the fiscal 2015 unfavorable impacts of foreign currency changes, 2015 restructuring charges and the extra week in fiscal 2014 as follows:

	Full Year	Second Quarter
Negative Impact on Net Sales Growth
Foreign Currency Translation	500 to 600 basis points	650 to 700 basis points
Extra Week in Fiscal 2014	125 basis points	—

Negative Impact on Operating Margin
Foreign Currency Translation	250 to 300 basis points	250 basis points
2015 Restructuring Charges	70 basis points	100 basis points

Negative Impact on Diluted Earnings Per Share
Foreign Currency Translation	$1.20 to $1.40	$0.27
2015 Restructuring Charges	$0.35	$0.11

The Company’s guidance assumes a range of relevant foreign currency rates that generally reflect recent foreign currency volatility.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and apparel.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 75 independent distributors.  The Company also distributes its products in over 610 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income Statement Data (in millions, except per share data):	For the 13 Weeks Ended	For the 14 Weeks Ended
	April 4, 2015	April 5, 2014
Net sales	$725.1	$776.5
Cost of sales	324.4	333.3
Gross profit	400.7	443.2
Gross margin	55.3%	57.1%
Operating expense	332.4	338.5
Restructuring expense	12.1	0.0
Total operating expense	344.5	338.5
Total operating expense (% of net sales)	47.5%	43.6%
Operating income	56.2	104.7
Operating margin	7.7%	13.5%
Interest expense	4.2	3.7
Other expense (income) — net	(7.2)	0.4
Income before income taxes	59.2	100.6
Tax provision	18.5	31.5
Less: Net income attributable to noncontrolling interest	2.6	2.8
Net income attributable to Fossil Group, Inc.	$38.1	$66.3
Basic earnings per share	$0.76	$1.23
Diluted earnings per share	$0.75	$1.22
Weighted average common shares outstanding:
Basic	50.3	54.1
Diluted	50.5	54.4

	April 4,	April 5,
	2015	2014
Consolidated Balance Sheet Data (in millions):
Assets:
Cash and cash equivalents	$236.9	$303.4
Accounts receivable-net	266.1	290.1
Inventories	630.6	601.9
Other current assets	211.8	171.0
Total current assets	$1,345.4	$1,366.4

Property, plant and equipment - net	$331.7	$356.7
Goodwill	196.0	206.7
Intangible and other assets - net	170.4	184.5
Total long-term assets	$698.1	$747.9

Total assets	$2,043.5	$2,114.3
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$365.0	$376.7
Short-term debt	18.5	13.6
Total current liabilities	$383.5	$390.3

Long-term debt	$626.4	$528.3
Other long-term liabilities	153.3	170.5
Total long-term liabilities	$779.7	$698.8

Stockholders’ equity	$880.3	$1,025.2

Total liabilities and stockholders’ equity	$2,043.5	$2,114.3

	For the 13 Weeks Ended	For the 14 Weeks Ended
Business Segment Net Sales (in millions):	April 4, 2015	April 5, 2014
Segment:
Americas	$366.6	$382.6
Europe	234.3	260.4
Asia	124.2	133.5

Total net sales	$725.1	$776.5

Product Category Information

	For the 13 Weeks Ended	For the 14 Weeks Ended
Product Sales (in millions):	April 4, 2015	April 5, 2014
Watches	$551.9	$601.4
Leathers	92.9	99.7
Jewelry	63.0	56.5
Other	17.3	18.9
Total net sales	$725.1	$776.5

Business Segment Disclosure

The following table presents the Company’s business segment results, including net sales and operating margin, for fiscal 2014 reflective of updated business segment disclosure.

Fiscal Year 2014 Business Segment Results

(in millions)

		Corporate	Americas	Europe	Asia	Total
For the 14 Weeks Ended	Net Sales	$—	$382.6	$260.4	$133.5	$776.5
April 5, 2014	Operating Income	$(77.8)	$99.1	$52.5	$30.9	$104.7
	Operating Margin	—	25.9%	20.2%	23.1%	13.5%

For the 13 Weeks Ended	Net Sales	$—	$380.7	$259.0	$134.1	$773.8
July 5, 2014	Operating Income	$(78.0)	$88.8	$46.8	$27.2	$84.8
	Operating Margin	—	23.3%	18.1%	20.3%	11.0%

For the 13 Weeks Ended	Net Sales	$—	$441.2	$304.9	$148.4	$894.5
October 4, 2014	Operating Income	$(74.0)	$119.4	$80.5	$29.0	$154.9
	Operating Margin	—	27.1%	26.4%	19.5%	17.3%

For the 13 Weeks Ended	Net Sales	$—	$543.0	$371.6	$150.2	$1,064.8
January 3, 2015	Operating Income	$(71.2)	$155.9	$108.2	$29.2	$222.1
	Operating Margin	—	28.7%	29.1%	19.4%	20.9%

For the 53 Weeks Ended	Net Sales	$—	$1,747.5	$1,195.9	$566.3	$3,509.7
January 3, 2015	Operating Income	$(301.0)	$463.2	$288.0	$116.3	$566.5
	Operating Margin	—	26.5%	24.1%	20.5%	16.1%

Store Count Information

	April 4, 2015						April 5, 2014
	Americas	Europe		Asia	Total		Americas	Europe	Asia	Total
Full price accessory	119	124		60	303		111	111	49	271
Outlets	144	64		42	250		127	47	35	209
Clothing	27	2		0	29		30	2	0	32
Full price multi-brand	4	6		22	32		6	6	18	30
Total stores	294	196	*	124	614	*	274	166	102	542

*Includes stores associated with acquisition completed in South African market in the first fiscal quarter of 2015.

Constant Currency and Comparable Calendar Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency and comparable calendar basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.  To calculate net sales on a comparable calendar basis, the Company has estimated the impact on net sales of the extra week in the first quarter of fiscal 2014.

The Company’s presentation of net sales on a constant currency and comparable calendar basis are non-GAAP financial measures.  The Company presents net sales on a constant currency and comparable calendar basis because the Company believes that such information is useful to certain investors as a measure of our results of operations year-over-year without the effects of foreign currency fluctuations and the extra week in the first quarter of fiscal 2014.

	Net Sales For the 13 Weeks Ended April 4, 2015			Net Sales For the 14 Weeks Ended April 5, 2014
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Estimated Impact of Extra Week	Estimated Comparable Calendar
Segment:
Americas	$366.6	$(4.2)	$370.8	$382.6	$(21.8)	$360.8
Europe	234.3	(33.7)	268.0	260.4	(15.1)	245.3
Asia	124.2	(7.3)	131.5	133.5	(7.7)	125.8
Total net sales	$725.1	(45.2)	$770.3	$776.5	$(44.6)	$731.9

	Net Sales For the 13 Weeks Ended April 4, 2015			Net Sales For the 14 Weeks Ended April 5, 2014
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Estimated Impact of Extra Week	Estimated Comparable Calendar
Product Sales:
Watches	$551.9	$(33.0)	$584.9	$601.4	$(34.5)	$566.9
Leathers	92.9	(4.9)	97.8	99.7	(5.8)	93.9
Jewelry	63.0	(6.2)	69.2	56.5	(3.2)	53.3
Other	17.3	(1.1)	18.4	18.9	(1.1)	17.8
Total net sales	$725.1	$(45.2)	$770.3	$776.5	$(44.6)	$731.9

END OF RELEASE